EXHIBIT 8.1

July 6, 2009

Premier Financial Bancorp, Inc.
2883 Fifth Avenue
Huntington, West Virginia 25301

Abigail Adams National Bancorp, Inc.
1130 Connecticut Avenue, NW
Washington, DC 20036

Gentlemen:

You have requested our opinion as to certain federal income tax consequences with respect to the consummation of the proposed merger (“Merger”) of AANB Acquisition Corp., a Delaware corporation (“Interim Company”) into Abigail Adams National Bancorp, Inc., a Delaware corporation (“Adams”), pursuant to an Agreement of Merger and related Plan of Merger, dated December 30, 2008, as amended by First Amendment to Agreement of Merger dated June 16, 2009 (the “Agreement”), by and among Adams, the Interim Company and Premier Financial Bancorp, Inc., a Kentucky corporation (“Premier”).

The relevant facts concerning the Merger are set forth in the Agreement and related Plan of Merger executed by the above parties.  A description of the transaction set forth therein is incorporated herein reference.

REPRESENTATIONS

In addition to the general statement of facts set forth in the Registration Statement, and exhibits attached thereto, you have made the following representations concerning the Merger:

1.           The Merger will be consummated in compliance with the material terms of the Agreement and related Plan of Merger and none of the material terms and conditions therein have been waived or modified and the parties have no plan or intention to waive or modify any such material condition.

2.           The ratio for the exchange of shares of stock of Adams for common stock of Premier and other consideration in the Merger was negotiated through arm’s length bargaining.  Accordingly, the fair market value of the Premier common stock and other consideration to be received by Adams stockholders in the Merger will be approximately equal to the fair market value of the Adams stock surrendered by such stockholders in exchange therefor.

3.           At least 40% of the proprietary interest in Adams will be exchanged for Premier common stock and will be preserved within the meaning of Treasury Regulation Section 1.368-1(e).

4.           Neither Premier nor any “related person” with respect to Premier within the meaning of Treasury Regulation Section 1.368-1(e)(4):  (i) has purchased or will purchase any Adams common stock with consideration other than Premier common stock (other than as required by the Agreement and related Plan of Merger), or has furnished cash or other property directly or indirectly in connection with redemptions of Adams common stock or distributions by Adams to Adams shareholders, in connection with or in contemplation of the Merger or (ii) except for cash paid in lieu of fractional interests of Premier common stock pursuant to the Merger, has any plan or intention to purchase, redeem or otherwise reacquire any of the Premier common stock issued in connection with the Merger.

5.           Prior to and in connection with the Merger, (i) Adams has not redeemed (and will not redeem) any Adams common stock and has not made (and will not make) any extraordinary distributions with respect thereto and (ii) the persons that are related to Adams within the meaning of Treasury Regulation Section 1.368-1(e)(4) (determined without regard to Treasury Regulation Section 1.368-1(e)(4)(i)(A)), have not acquired (and will not acquire) Adams common stock from any holder thereof with consideration other than either Adams stock or Premier stock (other than as required by the Agreement and related Plan of Merger).

6.           As a result of the Merger, Adams will hold, as the surviving entity of the Merger with Interim Company, at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of Adams held by it immediately prior to the Merger.  For this purpose, amounts used to pay dissenters or to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Adams immediately prior to the Merger will be considered as assets held by Adams immediately prior to the Merger.  Adams has not redeemed any of the Adams stock, made any distribution with respect to any of the Adams stock, or disposed of any of its assets in anticipation of or as a part of a plan for the acquisition of Adams by Interim Company.

7.           Prior to the Merger, Premier will be in control of Interim Company within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the “Code”).

8.           Premier has no plan or intention to cause Adams after the Merger to issue additional shares of the stock of Adams that would result in Premier losing control of Adams within the meaning of Section 368(c) of the Code.

9.           Premier is the owner of all of the outstanding stock of Interim Company.  Premier has no plan or intention after the Merger to liquidate Adams; to merge Adams into another corporation; to make any extraordinary distribution in respect of its stock in Adams; to sell or otherwise dispose of the stock of Adams or to cause Adams to sell or otherwise dispose of any of the assets of Adams acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

10.           The assumption by Adams of the liabilities of Interim Company pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of Interim Company to Adams pursuant to the Merger.

11.           The liabilities of Interim Company assumed by Adams and the liabilities to which the transferred assets of Interim Company are subject were incurred by Interim Company in the ordinary course of its business.  No liabilities of any person other than Interim Company will be assumed by Adams or Premier in the Merger, and none of the shares of Adams to be surrendered in exchange for Premier common stock in the Merger will be subject to any liabilities.

12.           Immediately after the Merger, Premier intends to cause members of Premier’s “qualified group” (as defined in Treasury Regulation Section 1.368-1(d)(4)) to continue the historic business of Adams or use a significant portion of the historic business assets of Adams in a business.

13.           Premier, Interim Company and Adams will pay their respective expenses, if any, incurred in connection with the Merger.  Neither Premier, Interim Company nor Adams will pay any of the expenses of the stockholders of Adams incurred in connection with the Merger.

14.           There is no inter-corporate indebtedness existing between Premier and Adams or Interim Company and Adams that was issued, acquired or will be settled at a discount.

15.           Neither Premier nor Adams is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

16.           Neither Premier nor Adams is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

17.           On the date of the Merger, the fair market value of the assets of Adams will exceed the sum of its liabilities (including any liabilities to which its assets are subject).

18.           No stock of Interim Company will be issued in the Merger.

19.           The payment of cash in lieu of fractional shares of stock of Adams was not separately bargained for consideration and is being made for the purpose of saving Premier the expense and inconvenience of issuing fractional shares.

20.           None of the compensation received by any stockholder-employee of Adams pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of his/her shares of Adams stock.  None of the shares of common stock of Premier received by any stockholder-employee of Adams pursuant to the Merger (other than any such shares received in connection with the termination in the Merger of certain stock options to purchase Adams common stock) are or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement.  The compensation paid to any stockholder-employee of Adams pursuant to any such employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

21.           Neither the shareholders of Premier nor the stockholders of Adams are entitled to dissenters rights of appraisal as a result of the Merger.

OPINION

Based upon the foregoing and subject to the limitations and qualifications set forth herein, we are of the opinion that for federal income tax purposes:

1.           Provided the Merger qualifies as a statutory merger in accordance with applicable state law, the Merger will constitute and qualify as a reorganization within the meaning of Section 368 of the Code and Premier, Interim Company and Adams will each qualify as "a party to a reorganization" as that term is defined in the Code;

2.           No gain or loss will be recognized by the stockholders of Adams who exchange their Adams common stock solely for Premier common stock pursuant to the Merger, except that gain or loss may be recognized as to cash received in lieu of fractional share interests;

3.           No gain or loss will be recognized by Premier, Interim Company and Adams by reason of the Merger; and

4.           The holding period of Premier common stock received by Adams stockholders in exchange for Premier common stock will include the holding period of the shares of Adams common stock so exchanged, provided that the Adams common stock is held as a capital asset at the Effective Time, as defined in the Agreement.

The opinions expressed in this letter are based upon statutory, judicial and administrative authority as of the date of this opinion.  There can be no assurance that such authority will not be changed in the future, or that such changes will not be made retroactively applicable to the transactions described herein.  Moreover, the above-stated opinions are based upon the facts as we understand them and upon the representations set forth herein.  If the facts turn out to be different in any material respect from the facts or representations stated herein, or if the laws or regulations applicable to the proposed transactions are changed or reinterpreted by competent tribunals, some or all of the opinions expressed in this letter may become inapplicable.

This opinion is solely for the benefit of Premier, Interim Company and Adams in connection with the Merger and may not be used or relied upon in any other matter by any other person without our prior written consent.  We hereby consent to the use of this opinion as an exhibit to the S-4 registration statement to be filed in connection with the Merger.

Very truly yours,

/s/ Thomas J. Murray

Thomas J. Murray